SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 3, 2005

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

In anticipation of the completion of the pending sale by Federated Department Stores, Inc. (together with its subsidiaries, as applicable, "Federated") of certain proprietary and non-proprietary credit card accounts owned by Federated, together with related receivables balances, and the capital stock of Prime Receivables Corporation, a wholly owned subsidiary of Federated, which owns all of Federated's interest in the Prime Credit Card Master Trust, to Citibank, N.A., Federated entered into a Termination Agreement, dated October 3, 2005, with JPMorgan Chase Bank, National Association ("JPMorgan"), Credit Suisse, New York Branch ("Credit Suisse"), the commercial paper dealers party thereto and the financial institutions party thereto, for the purpose of terminating the following agreements previously entered into by Federated in connection with the sale of commercial paper and the establishment of certain other liquidity arrangements supported by assets held in the Prime Credit Card Master Trust: (i) the Depositary Agreement, dated as of December 31, 1992, among Federated and JPMorgan, as depositary, (ii) the Liquidity Agreement, dated as of December 31, 1992, among Federated, the financial institutions named therein, and Credit Suisse, as liquidity agent (the "Liquidity Agent"), and (iii) the Pledge and Security Agreement, dated as of December 31, 1992, among Federated, JPMorgan, as collateral agent, and the Liquidity Agent. In connection with the termination of the foregoing agreements, Federated repaid $374.3 million of commercial paper obligations outstanding under the Depositary Agreement on October 3, 2005, and terminated $375 million of liquidity commitments under the Liquidity Agreement.

A copy of the Termination Agreement is attached to this report as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Termination Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of such documents.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits

10.1

Termination Agreement, dated October 3, 2005, among Federated, JPMorgan Chase Bank, National Association, Credit Suisse, New York Branch, the commercial paper dealers party thereto and the financial institutions party thereto

FEDERATED DEPARTMENT STORES, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: October 7, 2005	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary